EXHIBIT 5.1

OPINION AND CONSENT OF CONYERS DILL & PEARMAN

24 January 2017

Matter No.:824006
Doc Ref: 103085633

(852) 2842 9549

Angie.Chu@conyersdill.com

ATA Inc.

1/F East Gate, Building No. 2, Jian Wai Soho,

No. 39 Dong San Huan Zhong Road,

Chao Yang District, Beijing 100022

China

Dear Sirs

ATA Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on 24 January 2017 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 3,036,307 shares, par value US$0.01 per share, of the Company (the “Common Shares”) to be issued pursuant to the ATA Inc. 2008 Employee Share Incentive Plan as amended and restated as of 30 December 2016 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)            the Registration Statement; and

(ii)           the Plan.

We have also reviewed and relied upon (1) the Memorandum and Articles of Association of the Company provided by the Company to us on 19 January, 2017, (2) copies of the written resolutions of all the members of the Company and the directors of the Company both passed on January 7, 2008 together with a copy of the written resolutions of all the directors of the Company passed on 30 December, 2016 ( the “Resolutions”), (3) a certificate of good standing of the Company dated 18 January, 2017 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) the directors of the Company have acted for a proper purpose in approving the Resolutions, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (g) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (h) that on the date of issuance of any of the Common Shares, the Company will have sufficient authorised but unissued Common Shares, and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Common Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Common Shares following the commencement of a winding up or liquidation.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law).

2.                                      The Common Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/Conyers Dill & Pearman
Conyers Dill & Pearman